Part I.

PERSONAL SECURITIES TRANSACTIONS

A.

Personal Trading Accounts and Reports.

1.

On receiving this Statement and within 10 days of becoming an Employee, each Employee must identify to the Compliance Officer all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, unless the Employee has already done so.  The Employee also must provide to the Firm an Initial Holdings Report disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security in each such Proprietary Account, which may be satisfied by attaching brokerage account statements current as of forty-five days prior to receipt of this Statement.  The form of Initial Holdings Report is attached as Exhibit B.

2.

Thereafter, each Employee must advise the Compliance Officer and receive authorization before opening any new Proprietary Account.

3.

Each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the Compliance Officer.  In the alternative, Employees may close all Proprietary Accounts and trade only through a Proprietary Account at the Firm’s primary broker if the Employee authorizes the primary broker to provide such information to the Firm.

4.

Each Employee must report to the Compliance Officer any private securities transactions that are not carried out through brokerage accounts.

5.

For each securities trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the Compliance Officer with a written statement of the date, security, nature of the transaction, price, parties and brokers involved in such trade.

6.

Before arranging a personal loan with a broker, bank or other financial institution that will be collateralized by securities in a Proprietary Account, an Employee or other borrower must obtain the approval of the Compliance Officer.

7.

No later than thirty days after the end of each calendar quarter, each Employee must certify to the Firm that he or she has complied with this Statement during the quarter and disclose to the Firm all securities in which the Employee and his or her Family Members acquired or sold or otherwise disposed of any Beneficial Ownership during the quarter and the names of all brokers, dealers, or banks with which the Employee or his or her Family Members established Proprietary Accounts during the quarter.  Alternatively, the Employee may certify that all such information is in the account statements and confirmations provided to the Firm during the period and that as of the date of the certificate, all such information is accurate and complete.  If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information.  The form to use for this purpose is attached to this Statement as Exhibit C.

8.

Within 31 days of the end of each calendar year, each Employee must certify to the Firm that he or she has complied with this Statement and give the Firm a report disclosing all securities in which the Employee and the Employee’s Family Members have any Beneficial Ownership and complete information regarding each Proprietary Account where such securities are held.  Each such report must be current as of a date no more than 45 days before the report is submitted.  The form to use for this purpose is attached as Exhibit B.

B.

Personal Trading Approvals.

No securities transactions for Proprietary Accounts may be effected without the prior written approval of the Compliance Officer.   In contrast to other mutual funds that are excluded from the definition of security, mutual funds for which Inflection Partners, LLC acts as adviser or subadviser are subject to preapproval process for purchase or sale by any Employee in compliance with applicable federal securities laws.   Any transaction may be cancelled at the end of the day by the Compliance Officer or allocated to a Client Account at the Compliance Officer’s discretion.  This policy applies equally to securities acquired in initial public offerings and private placements.  The Compliance Officer must obtain the prior written approval of David Lawrence Sherry, Jr. (the “Compliance Officer’s Substitute”) before effecting any transactions in the Compliance Officer’s own Proprietary Accounts.  The form of Personal Securities Trading Request is attached as Exhibit D.  The Compliance Officer or the Compliance Officer’s Substitute will notify the Employee promptly of approval or denial of clearance to trade.  If an Employee receives approval to trade a security, he or she must complete that trade within 24 hours after receiving that approval.

When an Employee recommends purchasing or selling a security for a Client Account, the Employee must disclose to the Compliance Officer if any of the Employee’s Proprietary Accounts then holds a position in that security.  Typically, an Employee may not buy or sell a security for any Proprietary Account until one day after orders for Client Accounts in that security have been filled and there is no buying or selling program in progress.

C.

Review of Personal Trading Information.

The Firm will review all confirmations, statements and other information to monitor compliance with this Statement.  The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper.  Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.

Client Priority.

Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account.  Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.

Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

2.

Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.

Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4.

Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the Compliance Officer.

In addition, Client Accounts always must receive the best price, in relation to Proprietary Accounts, in transactions on the same day.

E.

Front Running.

Without the prior written approval of the Compliance Officer, no Employee may execute a transaction in a security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same security, same way, remains unexecuted or the Firm is considering same-way trades in the security for Client Accounts.  Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account (“inter-market front running”) are subject to the same restrictions.

F.

Restricted List.

Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that any Client Accounts or Proprietary Accounts do not trade in certain securities for specified periods.  A security may be designated as “restricted” if the Firm is purchasing or selling or considering purchasing or selling that security for Client Accounts, if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Proprietary Accounts in that security, if the Firm or any of its personnel has material, non-public information regarding that security or if trading in that security should be restricted for any other reason.  Such securities will appear on a restricted list (the “Restricted List”) that will be circulated to all Employees by the Compliance Officer.  The Restricted List is confidential and no information about the Restricted List may be disclosed to anyone outside of the Firm.

All Employees should consult the Restricted List before placing any order for the purchase or sale of securities.  No Employees may engage in any trading activity with respect to a security, or an option, derivative or convertible instrument related to that security, while that security is on the Restricted List, and for two days after it has been removed from the Restricted List, except with the prior written approval of the Compliance Officer.

G.

Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the Compliance Officer and the written consent of the Client Account.

H.

Private Placements.

As in the case of publicly traded securities, neither an Employee nor any of his or her Family Members may acquire Beneficial Ownership of any security in a private placement without the prior approval of the Compliance Officer.  The form of Personal Securities Trading Request is attached as Exhibit D.  The Compliance Officer or the Compliance Officer’s Substitute will promptly notify the Employee of approval or denial of clearance to trade.  If an Employee receives approval to trade a security he or she must complete that trade within 24 hours after receiving that approval.

I.

Initial Public Offerings.

Neither an Employee nor any of his or her Family Members may acquire any Beneficial Ownership of any security in an initial public offering without the prior approval of the Compliance Officer.  The form of Personal Securities Trading Request is attached as Exhibit D.  The Compliance Officer or the Compliance Officer’s Substitute will promptly notify the Employee of approval or denial of clearance to trade.  If an Employee receives approval to trade a security he or she must complete that trade within 24 hours after receiving that approval.

Part II.

CODE OF EMPLOYEE CONDUCT

A.

Outside Activities.

All outside activities of an Employee that involve a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must be approved in advance by the Compliance Officer.  The Compliance Officer may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive.  Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the Compliance Officer.

B.

Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the prior written consent of the Compliance Officer, to:

1.

Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

2.

Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity (see section H for more detail) or other consideration in connection with any transaction on behalf of the Firm or a Client Account; or

3.

Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, except for Beneficial Ownership of not more than 4.9 percent of the outstanding securities of any business that is publicly owned.

Limited exceptions to this policy may be made with the approval of the Compliance Officer.

C.

Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate.  The Compliance Officer supervises the appropriate Employees and, if the Compliance Officer deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D.

The CAN-SPAM Act of 2003.

The Firm’s periodic e-mail reports to clients, investors and potential clients and investors may be deemed “unsolicited commercial e-mails.”  An unsolicited commercial e-mail is any e-mail message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service.  The following should be included in any such e-mail messages (unless the reports are distributed solely to the Firm’s current clients and Investors in Investment Funds managed by the Firm):

This e-mail may be considered an advertisement or solicitation.  If you do not want to receive further e-mails from Inflection Partners, LLC, please reply to this e-mail and ask to be removed from our mailing list.

Inflection Partners, LLC

388 Market Street, #1300
San Francisco, CA  94111
(415) 322-0350

E.

Protection of Client Assets.

No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason.  Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the Compliance Officer.  Any Employee who accidentally receives client assets should immediately (and in any event within three business days) return such assets to the person from whom they came.

F.

Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

1.

Proprietary Data; Confidentiality.  Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts is strictly confidential and may not be revealed to third parties.  Such information is the property of the Firm.  Disclosing such information to any third party, without the permission of the Compliance Officer, is grounds for an Employee’s immediate dismissal.  This confidentiality obligation continues even after the termination of employment.

2.

Privacy of Customer Personal Information -- Information Security Program.  It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a.

The Compliance Officer.  The Firm has designated the Compliance Officer to coordinate its information security program.  The Compliance Officer is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) testing and revising the program in light of relevant changes in technology and threats to Client Account and Investor information.

b.

Identifying Internal and External Risks to Customer Information.  The Compliance Officer reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures.  The Compliance Officer assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks.  The Compliance Officer meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c.

Information Safeguards.

Employees may not disclose the identity, affairs or investments, or other personal information, of any Client Account or Investor, potential Client Account or Investor or former Client Account or Investor to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or Investor or as may be required in servicing the Client Account or Investor (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law).  Employees should direct to the Compliance Officer any questions about whether information is confidential or any disclosure is permitted.  This confidentiality obligation continues even after the termination of employment.

To protect the confidentiality of the Firm’s confidential and proprietary information and the confidentiality of existing, former or potential Client Accounts and Investors, Employees should take the following additional security precautions:

1.

Employees may not take documents containing confidential and proprietary information from the Firm’s offices without the prior consent of the Compliance Officer.  Any copies removed from the Firm’s offices must be returned promptly.  Employees may photocopy confidential and proprietary information only if required to do so as part of their employment duties.  All copies and originals of such documents must be disposed of in a way that keeps the information confidential, such as shredding.  (No document may be destroyed if the Firm is required to keep it – see Part VII below.)  Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.

All computer drives containing confidential and proprietary information must be accessible only by the use of passwords issued by the Firm.  All authorized users of such computer drives must log off when leaving a terminal through which they are authorized to access any such computer drive.

3.

Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

d.

Third Party Service Providers.  At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties.  If this occurs, the Firm will (i) include in the relevant agreements provisions protecting confidential information to the extent required by law, (ii) take reasonable steps to select and retain service providers that can maintain appropriate safeguards for confidential information and (iii) require those service providers to implement and maintain such safeguards.  Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the Compliance Officer.

G.

Involvement in Litigation/Contacts with the Press.

An Employee should advise the Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority or the press.  Employees should refer all inquiries from all regulatory authorities or the press to the Compliance Officer.

H.

Favoritism and Gifts.

An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry.  Limited exceptions to this policy may be made with the approval of the Compliance Officer.

I.

Registration, Licensing and Testing Requirements.

Each Employee should check with the Compliance Officer to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position.  These requirements may arise under the Advisers Act, the ICA, the Securities Act, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Department of Labor and other regulatory authorities.

J.

Qualification of Solicitors.

The Firm complies with Advisers Act Rule 206(4)-3 regarding solicitation activities conducted by finders or solicitors on behalf of the Firm.

K.

E-Mail and Instant Messaging Communication.

Employees should use the Firm’s e-mail system for all Firm business and only for Firm business.  Employees should conduct personal e-mail communications only through personal accounts.

Instant messaging software installed on Firm computers may be used only for Firm purposes.  Employees must print and give to the Compliance Officer any instant messaging communications that must be preserved under the Firm’s recordkeeping policy described in Part VII.